EXHIBIT 99.1

MZT Holdings, Inc. Files Certificate of Dissolution
Stock Transfer Books Closed as of Close of Business on January 18, 2008

NEWTON, Mass.--(BUSINESS WIRE)--January 18, 2008–MZT Holdings, Inc., formerly known as Matritech, Inc. (trading symbol: MZTH) announced today that it has filed a Certificate of Dissolution with the Secretary of the State of Delaware, which filing was effective today.  In connection with this filing, effective as of the close of business today, MZT Holdings closed its stock transfer books and discontinued recording transfers of shares of its common stock, except for transfers by will, intestate succession or operation of law.

MZT Holdings also announced today that it had made a series of filings with the Securities and Exchange Commission to terminate certain registration statements it had previously filed on Forms S-3 and S-8 to register shares of its common stock.  As a result of these filings, holders of shares of the Company’s common stock may no longer rely on these registration statements in connection with sales or other transfers of shares of the MZT Holdings’common stock.

Finally, MZT Holdings announced today that it had submitted a letter to the Securities and Exchange Commission seeking to confirm that the Securities and Exchange Commission would not take enforcement action against MZT Holdings if, effective as of January 1, 2008, MZT Holdings ceased to file certain periodic reports required under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.   MZT Holdings intends to continue to announce material events on Form 8-K when and if appropriate.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the ability to trade shares of the Company’s common stock following the Company’s filing of a certificate of dissolution.  These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available.  Actual results may differ materially.  There can be no assurance that the Company’s expectations will be achieved.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, as well as in the Company’s definitive proxy statement filed on November 14, 2007.  These forward-looking statements are neither promises nor guarantees.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  MZT Holdings undertakes no responsibility to revise or update any such forward-looking information.